Exhibit 10.2

SEPARATION AGREEMENT AND GENERAL RELEASE

ThisSEPARATIONAGREEMENTANDGENERALRELEASE(this

“Agreement”) is entered into between Bruce Davis (the “Executive”) and Digimarc Corporation (“Digimarc,” or the “Company”), and is effective as of April 12, 2021. The Company and Executive shall each be referred to in this Agreement as a “Party,” and collectively as the “Parties.”

WHEREAS, Executive has been employed by the Company as Chief Executive Officer pursuant to that certain Employment Agreement effective as of August 10, 2020 (the “Employment Agreement”);

WHEREAS, Executive has communicated to the Board of Directors of the Company (the “Board”) his intention to resign his employment and the Board has determined to accept such resignation;

WHEREAS, Executive holds 171,668 unvested options to purchase shares of the Company’s common stock subject to the terms of the Company’s 2018 Incentive Plan (the “Options”), 45,000 unvested restricted share units subject to the terms of the Company’s 2018 Incentive Plan (the “RSUs”), and 123,669 unvested performance-based restricted stock units subject to the terms of the Company’s 2018 Incentive Plan (the “PRSUs”);

WHEREAS, the Company wishes to express its appreciation for Executive’s service and provide certain separation benefits in exchange for Executive’s promises and covenants set forth herein; and

WHEREAS, the Executive and the Company wish to resolve all matters related to Executive’s employment with the Company and the cessation thereof, on the terms and conditions expressed in this Agreement.

NOW THEREFORE, in consideration of the mutual promises contained herein, the Parties, intending to be legally bound, agree as follows:

1.Resignation; Consulting Services. Executive’s resignation of his employment with Digimarc shall be effective on April 12, 2021 (the “Separation Date”). Effective on the Separation Date, Executive shall be deemed to have resigned from all positions, roles, titles or offices held by Executive, including, without limitation, Executive’s position as a Director and Chairman of the Board, and Executive shall cooperate with any reasonable requests from the Company to effectuate or document the same. In consideration of payments and benefits provided for in this Agreement, from the time commencing upon Separation Date and concluding on August 10, 2023, Executive agrees that he shall provide advisory and consulting services as the Company may request from time to time, without additional compensation, it being understood that such services shall generally not exceed ten (10) hours per month and that the consideration provided under this Agreement is adequate compensation for all such services (the “Consulting Services”). Executive may be provided with confidential and/or proprietary information of the Company in the course of providing the Consulting Services and agrees that, notwithstanding the termination of his employment, he shall be bound to treat any confidential and/or proprietary information of the Company that he may learn in the course of providing the Consulting Services as strictly confidential in accordance with the terms set forth in Section 9 of the Employment Agreement. In connection with the Consulting Services, Executive’s sole point of contact at the Company will be its Chief Executive Officer (or their designee). Subject to the exceptions set forth in Section 14, Executive will not discuss substantive business matters of Digimarc with anyone other than the Chief Executive Officer (or their designee) unless expressly requested by the Chief Executive Officer (or their designee); provided, however, that the Parties recognize that Executive’s son is employed by the Company and it shall not be a breach of this obligation if Executive discusses his son’s career with his son or others. For the avoidance of doubt, the Company and Executive agree that Executive shall not be required to perform the Consulting Services in a manner which would result in Executive not incurring a “separation from service” within the meaning of Section 409A of the Internal Revenue Code on the Separation Date.

2.Unconditional Obligations. The Company and Executive acknowledge that, regardless of whether he accepts this Agreement, Executive shall be paid his salary through the Separation Date and he shall be entitled to reimbursement of any business expenses through the Separation Date, if any, that shall be submitted and paid in accordance with Digimarc business expense reimbursement policies. Executive acknowledges that he is not entitled to FTO payout under Digimarc’s applicable policies. Executive further acknowledges that he shall receive notice under separate cover concerning his right to continue his insurance coverage pursuant to COBRA and that he is solely responsible for electing or declining such coverage and paying the applicable premiums to secure such coverage.

3.Consideration to Executive. Provided that Executive accepts and executes this Agreement, complies with its terms, and executes and does not revoke the Supplemental Release attached hereto as Exhibit A (the “Supplemental Release”) within the time periods specified therein, the Company will provide Executive with the following payments and benefits:

a)

a series of severance payments in the total gross amount of One Million Eight- Hundred Thirty-One Thousand Six-Hundred Sixty-Seven Dollars ($1,831,667.00), less required withholdings and deductions, payable in equal installments over the course of the period beginning on the Separation Date and concluding on August 10, 2023, on the Company’s regular payroll dates following the Separation Date; provided, however, that the first such payment shall be made on the first administratively practicable payroll date following the Effective Date of the Supplemental Release and shall include all amounts payable during the period after the Separation Date and through the date of such first payment;

b)

provided that Executive timely and properly elects continuation coverage (for himself and his spouse) under the Company’s group health plan(s) pursuant to COBRA, the Company shall reimburse Executive for his payment of premiums for such coverage for a period of twenty-four (24) months following the Separation Date or until Executive is no longer entitled to COBRA continuation coverage under Digimarc’s group health plan(s), whichever period is shorter; provided, however, that Executive acknowledges and agrees that the election of COBRA continuation coverage and the payment of any premiums due with respect to such COBRA continuation coverage shall remain Executive’s sole responsibility, and the Company shall assume no obligation for payment of any such premiums relating to such COBRA continuation coverage, unless otherwise required under applicable law;

c)

to the extent that Executive has secured COBRA coverage following the Separation Date but becomes ineligible to participate in COBRA continuation coverage prior to the second anniversary of the Separation Date, the Company shall make a series of monthly payments to Executive from the date of cessation of such coverage through the second anniversary of the Separation Date, each of which shall be in the gross amount of the last monthly COBRA premium reimbursed by the Company, less applicable taxes and withholdings, without any requirement that Executive secure other insurance coverage;

d)

provided that Executive, no later than January 31 immediately following the end of the calendar year in which Executive pays the applicable premium, requests reimbursement and provides Digimarc with evidence reasonably satisfactory to Digimarc of the amount of the premium and the fact of his payment of the same, the Company shall reimburse Executive for premiums for coverage under his existing term life insurance policy (with a death benefit of

$3,000,000) or, if such coverage is unavailable, for other coverage obtained by Executive with equivalent premiums, through August 10, 2023, it being understood that any tax withholding obligations that may arise out of such reimbursement shall be deducted from Executive’s severance payments payable under this Agreement; and

e)

notwithstanding his resignation of employment, 136,668 of the Options, 30,000 of the RSUs, and 82,446 of the PRSUs shall vest and become exercisable on the Effective Date of the Supplemental Release; for the avoidance of doubt, all other unvested Options, unvested RSUs, unvested PRSUs and any other unvested awards shall be forfeited in connection with Executive’s resignation; for the avoidance of doubt, Executive’s vested Options, vested RSUs and vested PRSUs are unaffected by this Agreement, except as set forth in Section 3(f) below; and

f)	Executive’s right to exercise vested stock options will expire on the earliest of

(i)August 10, 2023, (ii) the latest date the particular option could have expired by its original terms under any circumstances, and (iii) the tenth anniversary of the original date of grant of the particular option.

Executive acknowledges that all payments to him pursuant to this Agreement shall be subject to all applicable taxes and withholdings and reported on a Form W-2. With respect to required tax withholding for RSUs, PRSUs and options, the Company may withhold appropriate amounts from Executive’s severance payments under this Agreement, require Executive to pay to the Company such amounts, or withhold a number of shares with a value equal to the tax withholding amount, which value will (a) for purposes of RSUs and PRSUs be based on the closing price of the Company’s shares on the Effective Date of the Supplemental Release, and (b) for purposes of options, be based on the Fair Market Value (as defined in the Company’s 2018 Incentive Plan) of a share on the exercise date. For the avoidance of doubt, and without limiting any other remedy that may be available to the Company, Executive acknowledges that if he breaches any of his obligations set forth in Sections 1, 9, 10, 11, 12 or 13 of this Agreement, the Company’s obligation to provide the payments and benefits set forth above shall cease immediately and Executive shall not be entitled to receive any payments or benefits not already paid to him.

4.Exercise of Options. Executive agrees that his exercise of any vested options in the Company’s shares hereafter shall be effected on a net share settlement basis, such that the number of shares issued to Executive in connection with his exercise of the particular option will be reduced by the Company’s retention of a portion of such shares and Executive will receive a net number of shares that is equal to (x) the number of shares as to which the particular option is being exercised minus (y) the quotient (rounded down to the nearest whole number) of the aggregate exercise price of the shares being exercised divided by the Fair Market Value (as defined in the Company’s 2018 Incentive Plan) of one share on the exercise date. Further, the number of shares covered by clause (y) will be retained by the Company and not delivered to Executive, no fractional shares will be created as a result of such exercise, and Executive must contemporaneously pay for any portion of the aggregate exercise price that is not covered by the shares retained by the Company under clause (y) and all applicable withholding taxes. For the avoidance of doubt, any exercise of options shall remain subject to the other terms and conditions of the governing plan document, including those provisions addressing tax withholding obligations.

5.Affirmation by Employee. Executive affirms that as of the date of this Agreement, he has been paid and/or has received all leave (paid or unpaid); compensation, wages, bonuses, and/or commissions, including for all hours of work, including any and all overtime hours worked; and/or benefits to which he may be entitled, and that no other leave (paid or unpaid), compensation, wages, bonuses, commissions and/or benefits are due to Executive, except as provided in this Agreement. Executive further affirms that he has no known workplace injuries or occupational diseases and has been provided and/or has not been denied any leave to which Executive was entitled under the Family and Medical Leave Act or related state or local laws. Executive further affirms that he has not been retaliated against for reporting any allegations of wrongdoing by the Company or its officers, including any allegations of corporate fraud. Executive further affirms that he has not raised any claim the factual foundation for which involves discrimination.

6.No Initiated Claims. Executive represents that he has not filed any claims or charges against Digimarc with any court or with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health

Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). Executive further represents he has not assigned to any third party the right to bring a claim or charge against Digimarc with any Governmental Agencies or court. Executive waives any right to recover damages from any claims or litigation asserted by any third party as consideration for the Separation Pay and other benefits provided in this Agreement. This Agreement does not prohibit Executive from filing for unemployment benefits nor does it interfere with Executive’s rights under Sections 7 and 8 of the National Labor Relations Act. Nothing in this Agreement shall be construed to prohibit Executive from filing a charge with or participating in any investigation or proceeding conducted by any Government Agencies, including providing documents or other information without notice to Digimarc. This Agreement does not limit Executive’s right to receive an award for information provided to any Government Agencies.

7.Release of Claims. Executive waives any legal rights and releases and forever discharges Digimarc, and all affiliated and/or related entities of Digimarc, including, but not limited to, each of Digimarc’s shareholders, directors, officers, agents, trustees, employees, attorneys, successors, and assigns (“Digimarc Releasees”), from any and all liability, demands, claims, suits, actions, charges, damages, judgments, levies or executions, damages, whether known or unknown, liquidated, fixed, contingent, direct or indirect, which have been, could have been or could be raised or brought by Executive that related to any matter whatsoever at any time before, and including, the execution of this Agreement (“Claims”). This release includes, but is not limited to, any and all Claims arising out of or related to Executive’s employment with, or separation of employment from, Digimarc; all contractual rights and obligations, including, without limitation, any Claims under the Employment Agreement; all Claims arising under any state or federal law, including, without limitation, any Claims pertaining to discrimination in employment, wage and hour, ORS Chapter 659 and 659A, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Post Civil War Civil Rights Acts (42 USC Sections 1981-1988), the Rehabilitation Act of 1973, the Equal Pay Act of 1963, the Fair Labor Standards Act, ORS Chapters 652 and 653, Oregon Family Medical Leave Act, the federal Family  Medical  Leave  Act,  the  National  Labor  Relations  Act,  the  Employee Retirement Income Security Act, all as amended, and any regulations under such authorities; and any Claim arising under any tort or other common law theories, including Claims related to Digimarc’s negligence. Notwithstanding anything in this Agreement to the contrary, Executive does not waive any rights Executive may have (i) under COBRA;

(i)to Executive’s own vested accrued employee benefits under the Company’s health, welfare, or retirement benefit plans as of the last date of employment; (iii) to benefits and/or the right to seek benefits under applicable workers’ compensation and/or unemployment compensation statutes; (iv) to pursue claims which by law cannot be waived by signing this Agreement and/or which may arise after the execution of this Agreement; and/or (v) to enforce this Agreement or to enforce his rights related to his stock, options, RSUs, or PRSUs consistent with this Agreement. In signing this Agreement, Executive acknowledges and intends that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. Executive expressly consents that this Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected claims

(notwithstanding any state or local statute that expressly limits the effectiveness of an agreement of unknown, unsuspected and unanticipated claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. Executive acknowledges that he may hereafter discover claims or facts in addition to or different than those which he now knows or believes to exist with respect to the subject matter of the release set forth above and which, if known or suspected at the time of entering into this Agreement, may have materially affected this Agreement and his decision to enter into it. Executive acknowledges and agrees that this waiver is an essential and material term of this Agreement and that without such waiver the Company would not have agreed to the terms of this Agreement.

8.No Admissions; Continuation of D&O Coverage. This Agreement shall not be construed as an admission by Digimarc or any Digimarc Releasees that they acted wrongfully with respect to Executive or as an admission by Executive of any misconduct or impropriety. It simply reflects the Parties’ desire to end their employment relationship in a business-like fashion. The Company represents and warrants that the Board is not aware of any facts or circumstances that would give rise to any claims against Executive. Digimarc agrees to maintain Directors and Officers insurance for Executive, in substantially the same form provided for current directors and officers, for any and all claims that have arisen or may arise out of related in any way to Executive’s employment, termination of employment (including but not limited to this Separation Agreement and the Supplemental Release) or service as an officer or director of Digimarc.

9.Return of Property. Executive agrees that, within three (3) business days of a written request from the Company’s Chief Executive Officer, he shall return all of the Company’s property in his possession, including, without limitation, electronically-stored information or data, reports, customer lists, files, memoranda, records, credit cards, keys, passwords, computers, software, telecommunication equipment, and other physical or personal property that Executive received, prepared, or helped prepare in connection with Executive’s employment. Executive agrees that, in the event that Executive subsequently discovers any Company property in Executive’s possession, Executive will promptly return such property to the Company (or its designee). Notwithstanding the foregoing, Executive shall be permitted to retain the computer monitors and computer docking equipment in his possession together with his cellular phone and its phone number (after complying with any reasonable procedures directed by the Company to remove company data), with any tax withholding obligation arising out of his retention of such property to be withheld from the severance payments payable to him under this Agreement; provided, however, for the avoidance of doubt, that Executive shall return his Company laptop to the Company within three (3) business days of a written request from the Company’s Chief Executive Officer, while preserving all Company information therein.

10.Cooperation. Executive agrees to make himself reasonably available to, and to cooperate with the Company in, any internal investigation or administrative, regulatory, or judicial inquiry, investigation, proceeding or arbitration. Executive understands and agrees that his reasonable cooperation includes, but is not limited to, making himself available to the Company upon reasonable notice for interviews and factual investigations; appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process; volunteering to the Company pertinent information; and turning over all relevant documents which are or may come into his possession. The term “cooperation” does not mean that Executive must provide information that is favorable to the Company; it means only that Executive will provide truthful information within his knowledge and possession upon request of the Company. Executive understands that, if the Company asks for his cooperation in accordance with this provision, or he is required to participate in an administrative or legal proceeding or arbitration related to matters within the scope of his employment at the Company, the Company will reimburse him for reasonable travel expenses provided that Executive submits to the Company appropriate documentation of such expenses within thirty (30) calendar days after such expenses are incurred (provided that such proceeding was not initiated by Executive and does not otherwise concern any claims by Executive against the Company or any Digimarc Releasees).

11.Reaffirmation of Confidentiality Obligations and Restrictive Covenants. Executive reaffirms his obligations under the Section 8 of the Employment Agreement, including his obligations of confidentiality and non-competition, represents and warrants that he has not breached the same, and understands that such obligations continue after termination of employment and execution of this Agreement. The Parties incorporate such obligations into this Agreement as if fully set forth herein and acknowledge that Executive’s breach of those obligations shall constitute a breach of this Agreement.

12.Intellectual Property. Executive reaffirms his obligations under that certain Proprietary Information Agreement between Executive and the Company, and represents and warrants that he has not breached the same. Consistent with Executive’s commitments thereunder, Executive agrees to cooperate with the Company to execute documents or otherwise provide any reasonable assistance requested by the Company to perfect his assignment of any intellectual property rights in favor of the Company.

13.Non-Disparagement. Subject to the exceptions set forth in Section 14 of this Agreement, Executive agrees that he will not make any statement to any third party that is intended to or is reasonably likely to disparage, slander or otherwise damage the business reputation of the Company or any of the Digimarc Releasees. The Company agrees that it shall instruct its directors and officers not to make any statements concerning Executive that are intended to or are reasonably likely to disparage, slander or otherwise damage the business reputation of the Executive, other than statements to any Government Agencies. Nothing in this section shall prevent any person from testifying truthfully in response to a subpoena, in response to a request from a government agency, or as otherwise required by law.

14.Exceptions. Executive acknowledges and agrees that nothing in this Agreement or in any agreement between him and the Company prohibits or limits him (or his attorney) from initiating communications directly with, responding to any inquiry from, volunteering information to, or providing testimony before the Securities and Exchange Commission (SEC), the Department of Justice, any regulatory or self-regulatory organization, or any other governmental, law enforcement, or regulatory authority, regarding this Agreement and its underlying facts and circumstances, or any reporting of, investigation into, or proceeding regarding suspected violations of law, and that he is not required to advise or seek permission from the Company before engaging in any such activity. Executive further acknowledges that, in connection with any such activity, he must inform such authority of the confidential nature of any confidential information that he provides, and that he is not permitted to disclose any information that is protected by the attorney-client privilege or any other privilege belonging to the Company, as the Company does not waive and intends to preserve such privileges. Executive is hereby notified that, pursuant to federal law (the Defend Trade Secrets Act), an individual, shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is (i) made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney solely for the purpose of reporting or investigating a suspected violation of law; or (ii) made in a complaint or other document filed in a lawsuit or other proceeding if such filing is made under seal. Further, nothing in this Agreement shall restrict Executive’s communications with his immediate family members, tax and financial advisors, and/or attorneys.

15.Voluntary Agreement. Executive acknowledges that Executive is signing voluntarily after having read all the contents of this Agreement and has had the opportunity to consult with and be represented by Executive’s attorney. Executive further acknowledges that Executive understands the terms and conditions of this Agreement.

16.Governing Law. This Agreement is governed in all respects by the internal, substantive laws of the State of Oregon, without regard to choice of law principles.

17.Arbitration/Waiver of Jury Trial. Digimarc and Executive agree that any disputes arising out of or relating to this Agreement shall be resolved solely and exclusively by final, binding and confidential arbitration in Washington County, Oregon, before a single arbitrator pursuant to the rules of the American Arbitration Association and that such claims shall not be brought in court. Notwithstanding the foregoing, the following claims shall not be subject to this arbitration agreement: claims for workers’ compensation benefits, claims for unemployment insurance benefits, claims by the Company for temporary injunctive relief, and any claims that are not arbitrable pursuant to any statute, rule or regulation forbidding pre-dispute arbitration agreements with respect to such claims. The costs of arbitration shall be borne equally by each party to the dispute and each party shall be responsible for their own legal and professional fees and expenses incurred during such dispute; provided, however, that if the Company ceases or withholds payments under this Agreement claiming a breach of Executive’s non-disparagement obligations under Section 13 of this Agreement and, after Executive initiates a claim for such payments, the arbitrator determines, in a reasoned award, that Executive did not breach such obligations and is otherwise entitled to such payments, then the arbitrator shall award Executive his reasonable attorneys’ fees and costs incurred in recovering such payments. To the extent applicable, each party hereby consents to the jurisdiction of the state courts of, and the federal courts encompassing, Washington County, Oregon, and each party waives the right to a trial by jury for any action, suit or proceeding brought to enforce this agreement or an arbitration award rendered pursuant to this arbitration clause.

18.Section 409A. Digimarc makes no representations or warranties to Executive with respect to any tax, economic or legal consequences of this Agreement or any payments or other benefits provided hereunder, including without limitation under Code Section 409A, and no provision of the Agreement shall be interpreted or construed to transfer any liability for failure to comply with Code Section 409A from Executive or any other individual to Digimarc or any of its affiliates. Executive, by executing this Agreement, shall be deemed to have waived any claim against Digimarc and its affiliates with respect to any such tax, economic or legal consequences. However, the parties intend that this Agreement and the payments and other benefits provided hereunder be exempt from the requirements of Code Section 409A to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treasury Regulation Section 1.409A-1(b)(4), the involuntary separation pay plan exception described in Treasury Regulation Section 1.409A- 1(b)(9)(iii), or otherwise. To the extent Code Section 409A is applicable to this Agreement (and such payments and benefits), the parties intend that this Agreement (and such payments and benefits) comply with the deferral, payout and other limitations and restrictions imposed under Code Section 409A. Notwithstanding any provision of this Agreement to the contrary, this Agreement shall be interpreted, operated and administered in a manner consistent with such intentions. Without limiting the generality of the foregoing, and notwithstanding any provision of this Agreement to the contrary, with respect to any payments and benefits under this Agreement to which Code Section 409A applies, all references in this Agreement to the termination of Executive's employment are intended to mean Executive's "separation from service," within the meaning of Code Section 409A(a)(2)(A)(i). In addition, if Executive is a "specified employee," within the meaning of Code Section 409A(a)(2)(B)(i), at the time of his "separation from service," within the meaning of Code Section 409A(a)(2)(A)(i), then to the extent necessary to avoid subjecting Executive to the imposition of any additional tax under Code Section 409A, amounts that would otherwise be payable under this Agreement during the six-month period immediately following Executive's "separation from service," shall not be paid to Executive during such period, but shall instead be accumulated and paid to Executive (or, in the event of Executive's death, Executive's estate) in a lump sum on the first business day  following  the  date  that  is  six  months  after  Executive's  separation  from   service. Moreover, the parties intend that this Agreement be deemed to be amended to the extent necessary to comply with the requirements of Code Section 409A and to avoid or mitigate the imposition of additional taxes under Code Section 409A, while preserving to the maximum extent possible the essential economics of Executive's rights under the Agreement. For purposes of Section 409A, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate and distinct payments

19.Severability. If any portion of this Agreement is held to be invalid or unenforceable for any reason, the remaining covenants shall remain in full force and effect to the maximum extent permitted by law.

20.Complete Agreement. This Agreement represents and contains the entire understanding between the Parties in connection with its subject matter. Executive acknowledges that in signing this Agreement, Executive has not relied upon any representation or statement not set forth in this Agreement made by Digimarc or any of its representatives. The Company makes no representations regarding its relationship with or obligations to Executive, or as to the tax consequences of Employee’s entering into this Agreement, and none it may have made in the past survive, except as expressly set forth in this Agreement. Employee expressly agrees that the Company shall have no liability to him for any tax or penalty imposed on him as a result of this Agreement. This Agreement supersedes any prior written or oral agreements or understandings, except that Executive’s obligations under Section 9 of the Employment Agreement survive and are incorporated herein, as described in Section 11 of this Agreement.

21.Modification. This Agreement may not be modified or discharged, in whole or in part, and no provision hereof may be waived, except in writing. No waiver of any provision on a particular occasion will affect the enforceability of such provision on subsequent occasions, and no waiver of any particular provision will affect the enforceability of any other provision.

IN WITNESS WHEREOF, the parties have executed this Separation Agreement and General Release on this 12th day of April, 2021.

DIGIMARC CORPORATION

    /s/ Robert Chamness

By: Robert P. Chamness

Title: EVP, Chief Legal Officer and Secretary

BRUCE DAVIS

    /s/ Bruce Davis

EXHIBIT A

SUPPLEMENTAL RELEASE

By his signature below, Bruce Davis (“Executive”) hereby releases and forever discharges as of the date hereof Digimarc Corporation and the Digimarc Releasees as set forth herein. Capitalized undefined terms used in this Supplemental Release shall have the meaning ascribed to them in the Separation Agreement and General Release between Executive and the Company (the “Separation Agreement”). The Digimarc Releasees are intended to be third-party beneficiaries of this Supplemental Release, and this Supplemental Release may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Digimarc Releasees hereunder. Executive agrees as follows:

1.Executive understands that the payments or benefits to be paid or granted to him under the Separation Agreement represent, in part, consideration for signing this Supplemental Release, and are not salary, wages or benefits to which he was already entitled. Executive understands and agrees that he will not be eligible to receive any payments specified in Section 3 of the Separation Agreement unless he executes this Supplemental Release after the Separation Date and on or before May 4, 2021, and does not revoke this Supplemental Release (as described herein).

2.By his signature below, Executive waives any legal rights and releases and forever discharges Digimarc and the Digimarc Releasees, from any and all liability, demands, claims, suits, actions, charges, damages, judgments, levies or executions, damages, whether known or unknown, liquidated, fixed, contingent, direct or indirect, which have been, could have been or could be raised or brought by Executive that related to any matter whatsoever at any time before, and including, the execution of this Supplemental Release (“Claims”). This release includes, but is not limited to, any and all Claims arising out of or related to Executive’s employment with, or separation of employment from, Digimarc; all contractual rights and obligations, including, without limitation, any Claims under the Employment Agreement; all Claims arising under any state or federal law, including, without limitation, any Claims pertaining to discrimination in employment, wage and hour, ORS Chapter 659 and 659A, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Post Civil War Civil Rights Acts (42 USC Sections 1981-1988), the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Rehabilitation Act of 1973, the Equal Pay Act of 1963, the Fair Labor Standards Act, ORS Chapters 652 and 653, Oregon Family Medical Leave Act, the federal Family Medical Leave Act, the National Labor Relations Act, the Employee Retirement Income Security Act, all as amended, and any regulations under such authorities; and any Claim arising under any tort or other common law theories, including Claims related to Digimarc’s negligence.

3.Notwithstanding anything in this Supplemental Release to the contrary, Executive does not waive any rights Executive may have (i) under COBRA; (ii) to Executive’s own vested accrued employee benefits under the Company’s health, welfare, or retirement benefit plans as of the last date of employment; (iii) to benefits and/or the right to seek benefits under applicable workers’ compensation and/or unemployment compensation statutes; (iv) to pursue claims which by law cannot be waived by signing this Supplemental Release and/or which may arise after the execution of this Supplemental Release; (v) to enforce the Separation Agreement or to enforce his rights related to his stock, options, RSUs, or PRSUs consistent with the Separation Agreement; and/or (vi) to challenge the validity of this Supplemental Release.

4.In accordance with the Age Discrimination in Employment Act (the “ADEA”), as amended by the Older Worker’s Benefit Protection Act:

(a)

Executive acknowledges and agrees that the Separation Agreement and this Supplemental Release is written in a manner that is understandable to him and that he has carefully read and fully understands the provisions and terms of the Separation Agreement and this Supplemental Release and agrees to such provisions and terms;

(b)

Executive has been advised and hereby is advised in writing that Executive should consult with an attorney prior to executing this Supplemental Release, and Executive has obtained independent legal advice from an attorney of his own choice with respect to this Supplemental Release, or Executive has knowingly and voluntarily chosen not to do so;

(c)	Executive is not waiving rights or claims that may arise after the date that this Supplemental Release is executed by Executive;
(d)	Executive knowingly and voluntarily waives any and all rights and claims, including, but not limited to rights under the ADEA and those laws listed in Paragraph 2 above;
(e)	As consideration for executing this Supplemental Release, Executive will receive compensation of value to which Executive would not otherwise be entitled; and
(f)

No promise or inducement has been offered to Executive, except as expressly set forth in the Agreement, and Executive is not relying upon any such promise or inducement in entering into this Supplemental Release.

5.In signing this Supplemental Release, Executive acknowledges and intends that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. Executive expressly consents that this Supplemental Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected claims (notwithstanding any state or local statute that expressly limits the effectiveness of an agreement of unknown, unsuspected and unanticipated claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. Executive acknowledges that he may hereafter discover claims or facts in addition to or different than those which he now knows or believes to exist with respect to the subject matter of the release set forth above and which, if known or suspected at the time of entering into this Supplemental Release, may have materially affected this Supplemental Release and his decision to enter into it. Executive acknowledges and agrees that this waiver is an essential and material term of this Supplemental Release and that without such waiver the Company would not have agreed to the terms of the Separation

Agreement. Nothing in this Supplemental Release waives or releases claims by Executive that arise after the date the Executive signs this Supplemental Release.

6.Executive acknowledges that this Supplemental Release, together with the Separation Agreement, represents the settlement of any and all claims and potential claims that Executive may have against the Digimarc Releasees through the date Executive signs this Supplemental Release. Executive accepts the Separation Agreement and this Supplemental Release as being in full and complete accord, satisfaction, compromise, and settlement of any and all such claims or potential claims and expressly agrees that he is not entitled to and shall not receive any further payment or recovery of any kind from the Company, and that the Company shall have no further monetary or other obligation of any kind to Executive, including any further obligation for any costs, expenses, and attorneys’ fees, except as provided in the Separation Agreement.

7.Revocation Right. After Executive executes this Supplemental Release, Executive shall have a period of seven (7) days from the date immediately following the date of execution of this Agreement in which Executive may revoke this Supplemental Release at Executive’s sole election by notifying Digimarc in writing. Any revocation within this period must state “I do hereby revoke my agreement to the Supplemental Release.” The written revocation must be either personally delivered or postmarked within seven (7) calendar days of Executive’s execution of this Agreement to Cindy Marple, Vice President of Human Resources, Digimarc Corporation, 9405 SW Gemini Drive, Beaverton, OR 97008-7192. In the event Executive does not exercise his right to revoke this Supplemental Release, this Supplemental Release shall become effective on the date immediately following the seven-day revocation period described above (the “Effective Date”).

BY SIGNING THIS SUPPLEMENTAL RELEASE, I REPRESENT AND AGREE THAT:

•	I HAVE READ IT CAREFULLY;

•

I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

•	I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

•	I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION, I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

•	I HAVE HAD AT LEAST 21 DAYS FROM THE DATE OF MY RECEIPT OF THIS SUPPLEMENTAL RELEASE TO CONSIDER IT;

•

I UNDERSTAND THAT I HAVE SEVEN (7) DAYS AFTER THE EXECUTION OF THIS SUPPLEMENTAL RELEASE TO REVOKE IT AND THAT THIS SUPPLEMENTAL RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

•	I HAVE SIGNED THIS SUPPLEMENTAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

•

I AGREE THAT THE PROVISIONS OF THIS SUPPLEMENTAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

SIGNED:	DATE: BRUCE DAVIS

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